Exhibit 10.1
BEONE MEDICINES LTD.
INDEPENDENT NON-EXECUTIVE DIRECTOR COMPENSATION POLICY
1.Purpose
The purpose of this independent non-executive director compensation policy (this “Policy”) of BeOne Medicines Ltd. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber independent non-executive directors who meet the general independence requirements under NASDAQ Rule 5605(a)(2) or Rule 3.13 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (each a “Director”). In furtherance of this purpose, all independent, non-executive members of the Board of Directors of the Company (the “Board”) shall be paid compensation for services provided to the Company as set forth below.
2.Cash Retainers

Annual Retainer for Board Membership For general availability and participation in meetings and conference calls of the Board; no additional compensation for attending individual Board meetings	$65,000
Annual Retainers for Committee Membership and Service as Chairperson No additional compensation for attending individual committee meetings.
Audit Committee Chairperson	$35,000
Audit Committee Member	$17,500
Compensation Committee Chairperson	$30,000
Compensation Committee Member	$15,000
Nominating and Corporate Governance Committee Chairperson	$20,000
Nominating and Corporate Governance Committee Member	$10,000
Commercial and Medical Affairs Advisory Committee Chairperson	$20,000
Commercial and Medical Affairs Advisory Committee Member	$10,000
Scientific Advisory Committee Co-Chairperson	$20,000
Scientific Advisory Committee Member	$10,000

All cash retainers will be paid monthly, in arrears, or upon the earlier resignation or removal of such director. Cash retainers owing to Directors shall be annualized, meaning that for Directors who join the Board during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such Director.
3.Equity Retainers
3.1    Annual equity grants: On the date of the Company’s Annual Meeting of Shareholders (the “Annual Meeting”), each new or continuing Director who is eligible to receive awards under this Policy will receive an annual equity grant (the “Annual Grant”) with an initial value of $380,000 on the date of grant.
3.2    Upon election to the Board at an Extraordinary General Meeting: On the date on which the Company holds an Extraordinary General Meeting at which a new Director is elected (such date, the “grant date” for purposes of the Extraordinary Grant), such Director who is eligible to receive awards under this Policy will receive an equity grant (the “Extraordinary Grant”) with a value of $380,000, pro-rated based on the number of calendar days to be served from the grant date until the next Annual Meeting.

3.3    Terms and Conditions of Annual Grant:
3.3.1.Each of the Annual Grant and the Extraordinary Grant (if any) (together, the “Equity Awards”) shall consist of 100% restricted share units (“RSUs”), subject to receipt of shareholder approval under applicable law and applicable listing rules.
3.3.2.The number of RSUs awarded will be the applicable grant value divided by the fair market value per share of the Company’s shares on the date of grant.
3.3.3.The Equity Awards shall be governed by and subject to the terms and conditions of the Company’s 2016 Share Option and Incentive Plan (as may be amended from time to time) and standard form of grant agreements in effect on the date of grant. In addition, the Equity Awards shall vest in full (i.e., in a single installment) upon the date of the next Annual Meeting; provided, however, that all vesting shall cease if the Director resigns from the Board or otherwise ceases to serve as a Director other than as set forth in section 3.3.4 below.
3.3.4.All Equity Awards made to a Director shall accelerate upon (i) death, (ii) disability, (iii) termination of service in connection with a change of control of the Company, or (iv) a change of control of the Company unless the Director’s service continues and the Equity Awards are assumed by the acquiror at the time of the change of control (each of (i) through and including (iv) a “Triggering Event”) on a pro rata basis, determined by reference to the number of calendar days served by such Director from the relevant grant date until the date on which the relevant Triggering Event occurred.
3.3.5.Subject to specific terms and conditions designed for compliance with applicable tax and other regulations, Directors generally may elect to defer settlement of their RSUs until six months following the date that the Director ceases to serve as a Director. Note for US taxpayers: The settlement would occur on December 31st of the year following the taxable year in which the RSUs are no longer subject to forfeiture.
4.Limitations on Director Compensation
Cash and equity compensation payable to Directors under this Policy shall be subject to any limits, terms and conditions set forth in any Company policy, equity incentive plan, applicable law, including listing rules, or as otherwise adopted by the Board from time to time.
5.Expenses
The Company shall reimburse all reasonable out-of-pocket expenses incurred by Directors related to their Board and committee services, including Director education and training programs.
6.Tax
All payments to Directors of cash retainers as set forth in section 2. above and all grants of Equity Awards in section 3. above shall be subject to applicable tax and social security regulations. Each Director is responsible for the appropriate tax and other returns and payments in accordance with applicable law. If applicable, the Company has the right to make withholdings from a Director’s compensation to meet withholding obligations regarding income tax and social security contributions.
7.Applicable Law and Jurisdiction
This Policy and all related documents are governed by and construed in accordance with the laws of Switzerland. Any disputes arising out of or in connection with this Policy are exclusively resolved by the competent courts at the Company’s place of incorporation.

ADOPTED: November 16, 2016
EFFECTIVE: November 16, 2016
AMENDED: June 6, 2018, June 5, 2019, April 13, 2020, April 5, 2021*, February 17, 2022*, March 27, 2023*, March 19, 2024*, May 27, 2025 and April 16, 2026**
* Changes regarding the cash retainers have become effective on April 1.
** Changes regarding the value of equity grants will become effective June 1.